Exhibit 2

ADB Systems International Ltd.
Consolidated Statements of Operations
(expressed in thousands of dollars, except per share amounts)
(Canadian GAAP, Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2005	2004	2005	2005	2004
	($C)	($US)	($C)	($C)	($US)	($C)

	translated into US$ at Cdn$ 1.1607 for convenience			translated into US$ at Cdn$ 1.1607 for convenience

Revenue	$1,119	$964	$886	$3,946	$3,400	$3,401
Operating expenses
General and administrative	862	743	1,061	3,046	2,624	3,345
Customer service and technology	718	619	678	2,622	2,259	2,377
Sales and marketing costs	122	105	149	385	332	600
Employee stock options	22	19	-	68	59	39
Depreciation and amortization	32	28	374	97	84	1,096
Losses (gains) on disposal of capital assets	-	-	-	(2)	(2)	1
Other income	-	-	-	(42)	(36)	-
Total operating expenses	1,756	1,514	2,262	6,174	5,320	7,458
Loss from operations	(637)	(550)	(1,376)	(2,228)	(1,920)	(4,057)
Interest expense
Cash interest expense	73	63	52	214	184	105
Accretion of secured subordinated notes	91	78	93	277	239	172
Interest income	(1)	(1)	-	(4)	(3)	(3)
	163	140	145	487	420	274
Net Income/(Loss)	$(800)	$(690)	$(1,521)	$(2,715)	$(2,340)	$(4,331)
Basic earnings/(loss) per share	$(0.01)	$(0.01)	$(0.02)	$(0.04)	$(0.03)	$(0.07)
Weighted average common shares	73,895	73,895	61,996	72,494	72,494	61,105

ADB Systems International Ltd.
Consolidated Balance Sheets
(expressed in thousands of dollars)
(Canadian GAAP, Unaudited)

	September 30	September 30	December 31
	2005	2005	2004
	(unaudited)	(unaudited)	(audited)
	(in $C)	(in $US)	(in $C)

		translated
		into $US at
		Cdn$ 1.1607
		for
		convenience

Cash	$431	$371	$440
Marketable securities	13	11	13
Other current assets	1,362	1,174	1,743
Other assets	296	255	297
Total assets	$2,102	$1,811	$2,493
Accounts payable and accrued liabilities	$1,502	$1,294	$1,680
Due to related parties	139	120	-
Deferred revenue	442	381	135
Current portion of secured subordintated notes	330	284	-
Non-current portion of secured subordintated notes	1,685	1,452	1,684
Minority interest	3	3	3
Total shareholders' deficiency	(1,999)	(1,723)	(1,009)
Total liabilities and shareholders' equity (deficiency)	$2,102	$1,811	$2,493